This Supplement relates to                   Registration No. 33-58865
the Prospectus for offers                    This filing is made pursuant to
and sales of Common Stock                    Rules 424(b)(3) and (c) under the
dated April 27, 1995.                        Securities Act of 1933, as amended.



                                 1997 SUPPLEMENT
                          To Prospectus for Offers and
                            Sales of Common Stock of
                              American Brands, Inc.
                         By Certain Selling Stockholders


      This Supplement dated April 28, 1997 to the Prospectus dated April 27, 1995 relating to offers and sales of Award Shares by certain Selling Stockholders of American Brands, Inc. contains certain current information that may change from year to year. The Supplement will be updated annually and will be delivered to each Selling Stockholder. Each current Annual Supplement should be kept with the Prospectus in the Selling Stockholder's important papers. Selling Stockholders who received the April 27, 1995 Prospectus will not be sent additional copies of the Prospectus in subsequent years unless the information in the Prospectus is required to be amended or unless a Selling Stockholder requests an additional copy by writing to the Secretary, American Brands, Inc., 1700 East Putnam Avenue, Old Greenwich, Connecticut 06870. Capitalized terms used in this Supplement have the meanings set forth in the Prospectus.

      1. Date.  The date of this Supplement is April 28, 1997.

      2. Information Regarding Selling Stockholders and Award Shares Covered by the Prospectus. The Prospectus covers 2,488,196 Award Shares that have been or may be acquired upon exercise of incentive stock options or nonqualified stock options granted pursuant to the Plans, or upon exercise of stock appreciation rights granted under the Plans in respect of options, or pursuant to performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, under the 1986 Plan and the 1990 Plan, held by the Selling Stockholders as of February 13, 1997.

     There are set forth in the following table opposite the name of each of the Selling Stockholders (1) under the heading "Shares of Common Stock beneficially owned", the shares of Common Stock of the Company beneficially owned by the Selling Stockholder on February 13, 1997 (except, as stated in Note (c) below, beneficial ownership is disclaimed as to certain shares), including shares of Common Stock (if any) of which the Selling Stockholder had the right on such date to acquire beneficial ownership pursuant to the exercise on or before April 14, 1997 of options granted by the Company, plus the number (if any) of shares of Common Stock held on December 31, 1996 by the Trustee of the Defined Contribution Plan of American Brands, Inc. and Participating Operating Companies (the "Defined Contribution Plan") that is equivalent as of that date to the Selling Stockholder's undivided proportionate beneficial interest in all such shares; (2) under the heading "Award Shares acquired or which may be acquired and offered", the shares of Common Stock which have been acquired pursuant to performance awards, awards of restricted stock or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights, or may be acquired by the Selling Stockholder pursuant to performance awards or other stock-based awards, and dividend equivalents earned thereon, if any, or upon the exercise of options and stock appreciation rights outstanding as of February 13, 1997 and offered by the Prospectus; and (3) under the heading "Shares of Common Stock to be owned upon completion of the offering", the shares of Common Stock to be beneficially owned by the Selling Stockholder after completion of the offering, based on the number of shares owned on February 13, 1997. The information as to security holdings is based on information received by the Company from the Selling Stockholders, from the

Compensation and Stock Option Committee and the Corporate Employee Benefits Committee of the Company, and from the Trustee, and has been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend, at a rate of one additional share of Common Stock for each share of Common Stock issued, effective at the close of business on October 9, 1990. Shares of Common Stock have attached thereto certain preferred stock purchase rights distributed by the Company as a dividend on December 24, 1987.

                                                                                         Award        Shares of
                                                                                        Shares         Common
                                                                                      acquired or       Stock
                                                                        Shares of        which          to be
                                                                         Common         may be          owned
                                                                          Stock        acquired         after
                                   Present principal positions or     beneficially        and        completion
                                     offices with the Company or          owned         offered      of offering
      Selling Stockholder                    affiliates*                (a)(b)(c)      (b)(d)(e)       (a)(c)
      -------------------           -----------------------------     -------------   -----------    ----------
Dudley L. Bauerlein, Jr.......... Senior Vice President and              142,009         161,603      13,756
                                    Chief Financial
                                    Officer

Louis F. Fernous, Jr............. Vice President and                      92,351         107,308       3,693
                                    Secretary

Joseph J. Griffin................ Vice President and                      88,559          92,513       1,596
                                    Assistant to the
                                    Chairman

Mark Hausberg.................... Vice President and                      29,876          43,800         876
                                    Treasurer

Thomas C. Hays................... Director; Chairman of the              615,305         741,296      30,309
                                    Board and Chief
                                    Executive Officer

Gilbert L. Klemann, II........... Senior Vice President and              171,896         215,840       2,456
                                    General Counsel

John T. Ludes.................... Director; President                    310,939         389,835       3,504
                                    and Chief
                                    Operating Officer

Charles H. McGill................ Senior Vice President--                 33,224          61,450         324
                                    Corporate
                                    Development

Steven C. Mendenhall............. Senior Vice President and              147,405         178,014       4,641
                                    Chief
                                    Administrative
                                    Officer

Craig P. Omtvedt................. Vice President and                      40,457          59,550       1,757
                                    Chief Accounting
                                    Officer

Mark A. Roche.................... Vice President and                      81,728          99,200       4,428
                                    Associate General
                                    Counsel




                                                                                         Award        Shares of
                                                                                        Shares         Common
                                                                                      acquired or       Stock
                                                                        Shares of        which          to be
                                                                         Common         may be          owned
                                                                          Stock        acquired         after
                                   Present principal positions or     beneficially        and        completion
                                     offices with the Company or          owned         offered      of offering
      Selling Stockholder                    affiliates*                (a)(b)(c)      (b)(d)(e)       (a)(c)
      -------------------           -----------------------------     -------------   -----------    ----------
Robert J. Rukeyser............... Senior Vice President--                260,462         294,897       7,365
                                    Corporate Affairs

Peter M. Wilson.................. Director; Chairman and                     140          42,890           0
                                    Chief Executive of
                                    Gallaher Limited

----------

      * Positions are those with the Company, unless otherwise indicated. Each of the Selling Stockholders has been a director or officer of the Company or a subsidiary of the Company for the past three years, except for Mr. Hausberg, who was Treasurer of the Company from January 1, 1995 through December 31, 1995 and has been Vice President and Treasurer of the Company since January 1, 1996; Mr. McGill, who was Vice President--Corporate Development of the Company from
February 24, 1995 through December 31, 1995 and has been Senior Vice President--Corporate Development of the Company since January 1, 1996; Mr. Omtvedt, who was Vice President--Deputy Controller and Chief Internal Auditor of the Company from January 1, 1996 through December 31, 1996 and has been Vice President and Chief Accounting Officer since January 1, 1997; and Mr. Roche, who has been Vice President and Associate General Counsel of the Company since January 1, 1996.

     (a) The numbers of shares attributable to Company contributions under the Defined Contribution Plan included in the numbers shown in Columns (1) and (3) are as follows: Dudley L. Bauerlein, Jr., 11,996; Louis F. Fernous, Jr., 3,370; Joseph J. Griffin, 1,516; Mark Hausberg, 476; Thomas C. Hays, 2,511; Gilbert L. Klemann, II, 1,958; John T. Ludes, 3,027; Charles H. McGill, 108; Steven C. Mendenhall, 2,544; Craig P. Omtvedt, 964; Mark A. Roche, 3,101; Robert J. Rukeyser, 6,149. The number of shares attributable to employee pre-tax contributions under such Plan included in the numbers shown in Columns (1) and
(3) are as follows: Dudley L. Bauerlein, Jr., 1,760; Thomas C. Hays, 6,963; Gilbert L. Klemann, II, 496; John T. Ludes, 477; Charles H. McGill, 216; Steven
C. Mendenhall, 2,097; Craig P. Omtvedt, 793; Mark A. Roche, 1,327; Robert J. Rukeyser, 816.

      (b) The numbers of shares of which the Selling Stockholders had the right to acquire beneficial ownership pursuant to the exercise on or before April 14, 1997 of options granted by the Company included in the numbers shown above are as follows: Dudley L. Bauerlein, Jr., 113,610; Louis F. Fernous, Jr., 73,300; Joseph J. Griffin, 77,600; Mark Hausberg, 27,400; Thomas C. Hays, 499,600; Gilbert L. Klemann, II, 162,750; John T. Ludes, 264,410; Charles H. McGill, 32,900; Steven C. Mendenhall, 138,400; Craig P. Omtvedt, 38,700; Mark A. Roche, 75,650; and Robert J. Rukeyser, 219,650. Inclusion of such shares does not constitute an admission by any Selling Stockholder that he is the beneficial owner of such shares.

      (c) To the best of the Company's knowledge, each Selling Stockholder has sole voting and investment power with respect to shares shown after his name in Columns (1) and (3) above, other than with respect to the shares listed in Note
(b) above and except as follows: Mr. Hays shares voting and investment power as a co-trustee of various family trusts with respect to 5,107 shares and with respect to which he disclaims beneficial ownership and Mr. Hays has no voting and investment power with respect to 4,000 shares held in trust for the benefit of his wife and with respect to which he disclaims beneficial ownership. The Trustee of the Defined Contribution Plan has agreed to vote the shares it holds in the Trust in accordance with instructions received from members of the Plan and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which it has received instructions.

      (d) The numbers shown in Column (2) include performance award shares vested under the 1990 Plan with respect to the performance period 1994 through 1996. The number of shares of Common Stock so covered are as follows: Dudley L. Bauerlein, Jr., 962; Louis F. Fernous, Jr., 897; Joseph J. Griffin, 887; Thomas
C. Hays, 4,443;  Gilbert L. Klemann, II, 1,777; John T. Ludes, 1,777; and Steven
C. Mendenhall, 1,324.

      (e) The numbers of shares in Column (2) include shares covered by performance awards granted under the 1990 Plan if the maximum performance goals to which such awards relate are met for the performance periods 1995-1997, 1996-1998 and 1997-1999. The number of shares of Common Stock so covered are as follows: Dudley L. Bauerlein, Jr., 13,350; Louis F. Fernous, Jr., 7,650; Joseph
J. Griffin, 5,550; Mark Hausberg, 4,800; Thomas C. Hays, 63,300; Gilbert L. Klemann, II, 18,300; John T. Ludes, 32,400; Charles H. McGill, 10,650; Steven C. Mendenhall, 13,950; Craig P. Omtvedt, 5,850; Mark A. Roche, 6,900; Robert J. Rukeyser, 16,800; and Peter M. Wilson, 12,750. Inclusion of such shares does not constitute an admission by any Selling Stockholder that he is the beneficial owner of such shares.

     3. Market Price. The closing price per share of Common Stock of the Company on the New York Stock Exchange Composite Transactions on April 25, 1997 was $52.625.

      4. Documents Incorporated by Reference. For further information concerning the Company and its subsidiaries, see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, which incorporates by reference certain information, including the Company's Consolidated Financial Statements contained in the Company's 1996 Annual Report to Stockholders, and see also its Proxy Statement for the Annual Meeting of Stockholders to be held on April 30, 1997, and its Current Reports on Form 8-K dated January 24, 1997 and April 23, 1997. Each of the foregoing is on file with the Securities and Exchange Commission.